EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

Ero Copper Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value, issuable pursuant to options granted under the Ero Copper Corp. Stock Option Plan	Other(2)	2,500,000(3)	US$13.03	US$32,575,000	.0000927	US$3,019.70
Equity	Common Shares, no par value, issuable pursuant to share units granted under the Ero Copper Corp. Share Unit Plan	Other(2)	500,000(3)	US$13.03	US$6,515,000	.0000927	US$603.94
Total Offering Amounts					US$39,090,000		US$3,623.64
Total Fee Offsets							—
Net Fee Due							US$3,623.64

(1)	Represents Common Shares, no par value (the “Common Shares”), of Ero Copper Corp. (the “Registrant”) issuable pursuant to long-term equity-based awards, including options, restricted share units, performance share units and deferred share units, under the Ero Copper Corp. Stock Option Plan and Ero Copper Corp. Share Unit Plan registered herein.

(2)	Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Shares reported on the New York Stock Exchange on May 4, 2022, which was US$13.03 per share.

(3)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional Common Shares of the Registrant that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.